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                                                                     Exhibit 5.1

                         MORGAN, LEWIS &  BOCKIUS LLP
                              1701 Market Street
                       Philadelphia, Pennsylvania 19103


June 4, 1999


TeleSpectrum Worldwide Inc.
443 S. Gulph Road
King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel to TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), in connection with the registration of 16,604,522 shares (the "Shares") of its common stock, par value $.01 per share (the "Common Stock") on a registration statement on Form S-4 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and will be, when issued in the manner and for the consideration contemplated in the Registration Statement, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP